Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS NAMES PAUL NOACK AS PRESIDENT OF CHINA AND NEW MARKETS

LEHI, Utah, October 10, 2014 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company engaged in the manufacture and direct sale of premium-quality nutritional and personal care products, today announced the appointment of Paul Noack as President of China and New Markets. Mr. Noack has extensive experience in direct selling and the consumer products industry and will play an instrumental role in managing Nature’s Sunshine Products’ (“NSP”) entry into China through its strategic alliance with Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (“Fosun Pharma”), as well as the Company’s global expansion strategy in new and emerging markets.

Prior to joining Nature’s Sunshine Products, Mr. Noack served as President of ViSalus, Inc., a direct-to-consumer personal health products company. While at ViSalus, he was responsible for the execution of the Company’s international expansion strategy. Mr. Noack successfully launched ViSalus’ operations into European markets and established a European hub to manage sales, marketing and operations in Western and Central Europe. He further directed the turnaround of ViSalus’ Canadian business, helping it to achieve record sales during his tenure.  In addition to his duties as President, Mr. Noack served as a Consultant for ViSalus in 2011, in which he evaluated key opportunities and risks to identify attractive markets for international expansion.

From 2004 to 2008, Mr. Noack served in a variety of roles at Herbalife International of America, Inc., one of the world’s largest direct selling companies. From 2007-2008, he served as Herbalife’s Managing Director of the Asia Pacific Region and as Chief Strategic Officer from 2006 to 2007. From 2004 to 2005, he served as Senior Vice President, Corporate Planning and Strategy, and was responsible for overseeing entry into new markets, the Company’s strategy in China, M&A and longer-term financial planning.

From 1983 to 2003, Mr. Noack served in a variety of strategic roles, including ten years at the Walt Disney Company, where he directed a wide range of financial and operating responsibilities.

“I am thrilled to welcome Paul Noack to our senior leadership team,” said Gregory L. Probert, Nature’s Sunshine Products’ Chairman and CEO. “This is a very exciting time for our company given our recent entry into China through the world’s first and only Chinese-American direct selling joint venture in the region. I am confident that Mr. Noack’s strong background in direct selling, strategy and international expansion will be instrumental in navigating the Chinese regulatory environment with our local joint venture partner to develop our presence in the region. I look forward to working with Mr. Noack on our upcoming efforts to further expand our presence and Distributor base into China as well as other new and emerging markets through a multi-brand, multi-channel approach.”

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 680,000 independent Managers, Distributors and customers in more than 40 countries. Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has three reportable business segments that are divided based on the characteristics of their Distributor base, similarities in compensation plans, as well as the internal organization of NSP’s officers and their responsibilities (NSP Americas, Asia Pacific and Europe; NSP Russia, Central and Eastern Europe; and Synergy WorldWide). The Company also supports health and wellness for children around the world through its partnership with the Sunshine Heroes Foundation. Additional information about the Company can be obtained at its website, www.naturessunshine.com.

Contact:

Steve Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Lehi, Utah 84043

(801) 341-7303